Exhibit 99.1

Travelport

Delivering Performance

— First Quarter 2013 Results —

Atlanta, GA, May 9, 2013 — Travelport Limited, a leading provider of critical transaction processing and data for the global travel industry, today announces its financial results for the first quarter ended March 31, 2013.

Commenting on the Company’s performance, Gordon Wilson, President and CEO of Travelport, said:

“We are today reporting an increase in underlying revenue, a growth in underlying Adjusted EBITDA, and a significantly strengthened Travelport group balance sheet following April’s successful refinancing. We continue to deliver on our growth strategy and the successful development of our business with increased hospitality, payment processing and services revenue, as evidenced by the leap in RevPas for the period, which exceeded our expectations. We look forward to the future with growing confidence.”

2013 Highlights:

•	Increased RevPas by 6%, including 20% growth in hospitality, payment processing and services revenue
•	Launched ground-breaking airline merchandising platform (April 2013)
•	Signed watershed airline agreements (full content, merchandising & low cost)
•	Extended hotel room offers to more than one million (May 2013)
•	Expanded operations in targeted growth regions of Africa and Russia
•	Successfully completed refinancing (April 2013)

Financial Highlights for First Quarter 2013

(in $ millions)
					Excluding MSA
	Q1 2013	Q1 2012	Change	% Change	Change	% Change
Net Revenue	548	550	(2)	—	23	4
Operating Income	69	66	3	5	22	33
EBITDA	121	123	(2)	(2)	17	14
Adjusted EBITDA	127	140	(13)	(9)	6	5

The loss of the Master Services Agreement (“MSA”) with United Airlines contributed approximately $25 million to the decline in net revenue and $19 million to the decline in each of operating income, EBITDA and Adjusted EBITDA for the first quarter of 2013 compared to 2012. Excluding the impact of this loss, net revenue increased by $23 million, operating income increased by $22 million, EBITDA increased by $17 million, and Adjusted EBITDA increased by $6 million, compared to 2012.

Travelport RevPas increased 6% to $5.38 for the first quarter of 2013, and the average rate of agency commissions increased 3%.

Interest costs of $70 million for the three months ended March 31, 2013 were $3 million higher due to higher effective interest rates.

Travelport used $21 million in net cash from operating activities for the three months ended March 31, 2013 compared to $29 million of cash provided by operating activities for the three months ended March 31, 2012.

Travelport’s net debt was $3,219 million as of March 31, 2013, which comprised debt of $3,464 million less $108 million in cash and cash equivalents and less $137 million of cash held as collateral.

In April 2013, the Company completed its previously announced comprehensive refinancing, including the exchange and cancellation of approximately $500 million of PIK debt of Travelport Holdings Limited, our direct parent company.

Conference Calls

The Company’s first quarter 2013 earnings conference call will be held on, May 9 2013, beginning at 1100 (EDT). Details for this call and the earnings presentation are available through the Investor Center section of the Company’s website (www.travelport.com/investors/Financial-Calendar), where pre-registration for the call is required.

A recording of the call will be made available within 24 hours in the Financial/Operating Data section of the Investor Center on the Company’s website.

About Travelport

Travelport is a leading provider of critical transaction processing solutions and data to companies operating in the global travel industry.

With a presence in over 170 countries, approximately 3,500 employees and 2012 net revenue of more than $2.0 billion, Travelport is comprised of the global distribution system (“GDS”) business, which includes the Galileo and Worldspan brands, its Airline IT Solutions business and a majority in a joint venture in eNett.

Headquartered in Atlanta, Georgia, Travelport is a privately owned company.

Investor Contact

Julian Walker

Head of Corporate Communications and Investor Relations

+44 (0)17 5328 8210

julian.walker@travelport.com

Media Contacts

Kate Aldridge

Senior Director, Corporate Communications, EMEA and APAC

+44 (0)17 5328 8720

kate.aldridge@travelport.com

Jill Brenner

Senior Director, Corporate Communications, Americas

+1 (973) 753 3110

jill.brenner@travelport.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers and generate new revenue streams, including our universal desktop product; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as our acquisition of Sprice and our controlling interest in eNett. Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ millions)
	Three Months Ended March 31,
	2013	2012

Net revenue	548	550

Costs and expenses
Cost of revenue	333	322
Selling, general and administrative	94	105
Depreciation and amortization	52	57

Total costs and expenses	479	484

Operating income	69	66
Interest expense, net	(70)	(67)

Loss before income taxes and equity in earnings (losses) of investment in Orbitz Worldwide	(1)	(1)
Provision for income taxes	(11)	(8)
Equity in earnings (losses) of investment in Orbitz Worldwide	2	(3)

Net loss	(10)	(12)
Net loss attributable to non-controlling interests in subsidiaries	—	1

Net loss attributable to the Company	(10)	(11)

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED BALANCE SHEET

(unaudited)

(in $ millions)
	March 31, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	108	110
Accounts receivable (net of allowances for doubtful accounts of $19 and $16)	210	150
Deferred income taxes	2	2
Other current assets	252	220

Total current assets	572	482
Property and equipment, net	402	416
Goodwill	986	986
Trademarks and tradenames	314	314
Other intangible assets, net	579	599
Cash held as collateral	137	137
Investment in Orbitz Worldwide	7	—
Non-current deferred income taxes	6	6
Other non-current assets	203	218

Total assets	3,206	3,158

Liabilities and equity
Current liabilities:
Accounts payable	68	74
Accrued expenses and other current liabilities	561	537
Deferred income taxes	38	38
Current portion of long-term debt	92	38

Total current liabilities	759	687
Long-term debt	3,372	3,392
Deferred income taxes	8	7
Other non-current liabilities	277	274

Total liabilities	4,416	4,360

Commitments and contingencies
Shareholders’ equity:
Common shares ($1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding)	—	—
Additional paid in capital	718	718
Accumulated deficit	(1,757)	(1,747)
Accumulated other comprehensive loss	(187)	(189)

Total shareholders’ equity	(1,226)	(1,218)
Equity attributable to non-controlling interest in subsidiaries	16	16

Total equity	(1,210)	(1,202)

Total liabilities and equity	3,206	3,158

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

(unaudited)

(in $ millions)
	Three months ended March 31, 2013	Three months ended March 31, 2012

Operating activities
Net loss	(10)	(12)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	52	57
Equity-based compensation	—	2
Amortization of debt finance costs and debt discount	7	9
Non-cash interest on Second Priority Secured Notes	4	3
Gain on interest rate derivative instruments	—	(2)
Loss (gain) on foreign exchange derivative instruments	7	(6)
Equity in (earnings) losses of investment in Orbitz Worldwide	(2)	3
FASA liability	—	(3)
Defined benefit pension plan funding	—	(2)
Changes in assets and liabilities:
Accounts receivable	(60)	(47)
Other current assets	(12)	(11)
Accounts payable, accrued expenses and other current liabilities	(2)	20
Other	(5)	18

Net cash (used in) provided by operating activities of operations	(21)	29

Investing activities
Property and equipment additions	(23)	(15)

Financing activities
Repayment of revolver borrowings	—	(35)
Proceeds from revolver borrowings	53	25
Repayment of capital lease obligations	(4)	(4)
Debt finance costs	(2)	—
Payments on settlement of foreign exchange derivative contracts	(7)	(16)
Proceeds on settlement of foreign exchange derivative contracts	2	—
Other	—	1

Net cash provided by (used in) financing activities	42	(29)

Net decrease in cash and cash equivalents	(2)	(15)
Cash and cash equivalents at beginning of period	110	124

Cash and cash equivalents of operations at end of period	108	109

Supplementary disclosures of cash flow information
Interest payments	88	86
Income tax payments, net	6	3
Non-cash capital lease additions	1	—

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Travelport Adjusted EBITDA to Operating (Loss) Income	Three Months Ended March 31,
	2013	2012

Travelport Adjusted EBITDA	127	140
Less adjustments:
Corporate costs	(1)	(3)
Equity based compensation	—	(2)
Litigation and related costs	(10)	(6)
Other non cash	5	(6)

Total	(6)	(17)

EBITDA	121	123
Less: Depreciation and amortization	(52)	(57)

Operating income	69	66

Travelport Adjusted EBITDA is a non-GAAP financial measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends and an enhanced overall understanding of our financial liquidity and prospects for the future. Adjusted EBITDA is the primary metric for measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Travelport Adjusted EBITDA is disclosed so investors have the same tools available to management when evaluating the results of Travelport. Travelport Adjusted EBITDA is defined as EBITDA adjusted to exclude items we believe potentially restrict our ability to assess the results of our underlying business. Travelport Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratios under our credit agreement covenants. These ratios use a number which is broadly computed from the Travelport Adjusted EBITDA for the last twelve months and the consolidated net debt, as at the balance sheet date and is known as the Total Leverage Ratio. Travelport is currently in compliance with all of our financial covenants. A breach of these covenants could result in a default under the senior secured credit agreement and the indentures governing the notes.

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Travelport Adjusted EBITDA to Net Cash (Used in) Provided by Operating Activities, Unlevered Free Cash Flow and Free Cash Flow	Three Months Ended March 31,
	2013	2012

Travelport Adjusted EBITDA	127	140
Less:
Interest payments	(88)	(86)
Tax payments	(6)	(3)
Changes in operating working capital	(37)	(11)
FASA liability payments	—	(3)
Defined benefit pension plan funding	—	(2)
Other adjusting items (1)	(17)	(6)

Net cash (used in) provided by operating activities	(21)	29
Add: Interest payments	88	86
Less: Capital expenditures on property and equipment additions	(23)	(15)
Less: Repayment of capital lease obligations	(4)	(4)

Unlevered free cash flow	40	96
Less: interest payments	(88)	(86)

Free cash flow	(48)	10

(1) Other adjusting items relate to payments for costs included within operating income, but excluded from Travelport Adjusted EBITDA. These include (i) $13 million and $3 million of corporate cost payments during the three months ended March 31, 2013 and 2012, respectively, and (ii) $4 million and $3 million of litigation related cost payments during the three months ended March 31, 2013 and 2012, respectively.

Unlevered free cash flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Unlevered free cash flow is defined as net cash provided by (used in) operating activities of continuing operations adjusted to exclude cash interest payments and include capital expenditures and capital lease repayments. We believe unlevered free cash flow provides management and investors with a more complete understanding of the underlying liquidity of the core operating businesses and its ability to meet current and future financing and investing needs.

TRAVELPORT LIMITED

Operating Statistics

(unaudited)

	Three Months Ended March 31,				Excluding MSA
	2013	2012	Change	% Change	Change	% Change

Segments (in millions)
Americas	46	49	(3)	(6.7)	(1)	(2.1)
Europe	24	24	—	3.7	—	3.7
Asia Pacific	15	15	—	(2.5)	—	(2.5)
Middle East and Africa	10	10	—	(3.0)	—	(3.0)

Total Segments	95	98	(3)	(3.2)	(1)	(1.0)

RevPas	$5.38	$5.08	$0.30	6.0	N/A	N/A